Exhibit 3.7

Form 41

DFI/CCS/Corp.

(1/97)

United States of America

State of Wisconsin

DEPARTMENT OF FINANCIAL INSTITUTIONS

To All to Whom These Presents Shall Come, Greeting:

I, Richard L. Dean, Secretary of the Department of Financial Institutions of the State of Wisconsin, do hereby certify that, effective September 1, 1984, this department became the department of record in Wisconsin for limited partnerships, and that a Certificate of Limited Partnership of

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

was duly filed in my department on NOVEMBER 20, 1987 and was thereby formed as a limited partnership, as provided by Section 179.11(2) of the Wisconsin Statutes.

I further certify that it appears from the records of this department that said organization continued and now is duly and legally formed, organized and existing by and under the laws of this state.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the official seal of the Department on JUNE 22, 1998.

Richard L. Dean, Secretary Department of Financial Institutions
BY:

Effective July 1, 1996, the Department of Financial Institutions assumed the functions previously performed by the Corporations Division of the Secretary of State and is the successor custodian of corporate records formerly held by the Secretary of State.